Exhibit 1A-11.1

December 14, 2022

Board of Directors

4Biddenknowledge Inc.

2645 Executive Park Dr. Suite 419

Weston, FL 33331

Re: 4Biddenknowledge Regulation A Offering Circular

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Regulation A Offering Circular under the Securities Act of 1933 on Form 1-A of our report dated August 15, 2022, with respect to the audited balance sheets of 4BiddenKnowledge, Inc. as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2021 and the year ended December 31, 2020.

Los Angeles, California

December 14, 2022

SetApart Financial Services ● Los Angeles, California ● (213) 814-2809